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                                                   EXHIBIT 23.5

         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement on Form S-8 and the related prospectus of Wyndham International, Inc. to be filed with the Securities and Exchange Commission on or about June 30, 1999 for the registration of 20,000,000 shares of common stock of Wyndham International, Inc., of our reports (i) dated December 12, 1997, on our audit of financial statements of Sheraton City Centre as of and for the year ended December 31, 1996, included in the Joint Current Report on Form 8-K of
Patriot American Hospitality, Inc. and Wyndham International, Inc. dated
January 5, 1998; (ii) dated December 12, 1997 on our audit of the Statement of Direct Revenue and Direct Operating Expenses of Wyndham Emerald Plaza for the year ended December 31, 1996, included in the Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated January 5, 1998 and (iii) dated February 12, 1998, on our audit of the consolidated financial statements of Wyndham Hotel Corporation as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 included in the Current Report of Form 8-K of Patriot
American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998.

                                    /s/ PriceWaterhouseCoopers
                                    PRICEWATERHOUSECOOPERS

Dallas, Texas
June 30, 1999